UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-2

salesforce.com, inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 28, 2013, salesforce.com, inc. (the “Company”) made the following communication available to institutional shareholders:

We wanted to bring to your attention that Glass, Lewis & Co., one of the leading institutional proxy advisors, recommends that salesforce.com shareholders vote FOR the increase in authorized common shares. Glass Lewis concluded, “...the Company has an additional need for shares to accommodate its planned forward stock split with the intent of lowering the per share price of the Company’s common stock to attract increased investment and liquidity. In light of this factor, we believe that the proposed increase in shares is reasonable. Accordingly, we recommend that shareholders vote FOR this proposal.”

The Board of Directors of the Company unanimously recommends that stockholders vote for the increase in authorized common stock at the Special Meeting of Stockholders scheduled for March 20, 2013.

*     *     *

This communication may be deemed “soliciting material” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Permission to use quotations from Glass, Lewis & Co. was neither sought nor obtained.

The Company has filed its proxy statement for the Special Meeting of Stockholders that contains important information relating to the meeting. The proxy statement for the Special Meeting of Stockholders is available for free on the SEC Filings section of the Investor Information section of the Company’s website at www.salesforce.com/investor and on the Securities and Exchange Commission’s EDGAR website at www.sec.gov.